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                                                                Exhibit 99.297



                  ISSUES AND QUESTIONS WITH CONGESTION PROPOSAL

Potential Issues:

While all details of this proposal may not have to be expressly defined to initially sell this solution, it must be noted that issues identified by the PX as minor while in the development of previous projects have had significant affects on the success of their implementation. It should thus be a priority to understand, define and resolve all potential issues as soon as possible

This model relies upon the secondary trading of FTRs to enhance liquidity. However, it is unlikely that customers who purchased annual FTR contracts will be willing to wait until the Day-Ahead market to lock-in commitments for them. This is especially the case in a use-or-lose model such as is proposed for California. If no FTRs were present in the market, orders will have to be matched within the same location, as is the case in the current BFM model. The forward trading of FTRs could potentially enhance their liquidity.

Transmission rights holders could use the ability to recall and modify firm schedules to greatly exaggerate non-firm market volatility. If firm schedule modification had too great an effect on non-firm transactions, public confidence in this market could be undermined. This may be a desirable outcome, as it could encourage greater participation in the PX's firm market.

The manner in which RMR pre-dispatch and over-generation are incorporated into this solution still need to be finalized.

This model does not currently reduce customer uncertainty regarding wheeling out charges. This has been identified as a market limiting factor and needs to be minimized.

This solution requires the development of a complex algorithm. The PX needs to ensure that this can, in fact be developed in a manner that retains customer confidence in the clarity of the PX's prices auction results.


Questions:

o What potential gaming effects are created by the ability to modify firm schedules repeatedly until the close of HA? What are the effects on the non-firm market? (see above)

o How viable is this solution if the expected transmission liquidity does not develop? What if the ISO doesn't run the non-firm market?

o Are orders into the non-firm market by resource, by portfolio or does it matter? (I'm presuming by resource to eliminate additional scheduling requirements)

o   Could the PX solution be engineered to allow for linking of hours?

o Is this the simplest solution that could have been obtained? Are there unnecessary complexities that affect ease of implementation / use?


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                  ISSUES AND QUESTIONS WITH CONGESTION PROPOSAL

o This solution closely resembles the Titanium proposal. What were the characteristics of the proposal that led the PX to choose not to implement it? How are those issues resolved in this solution?